UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2012

BIOSHAFT WATER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52393	98-0494003
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Orchard Road, # 220 Lake Forest, CA	98360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 748-8050

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 16, 2012, we appointed Bashar Amin and Zuhier Ahmed Zahran as directors of our company.

Bashar Amin, age 52

Bashar Amin earned his Masters of Science in Environmental Engineering at California State University in Fresno, California. He is currently a self employed environmental engineer providing water and wastewater engineering and operations services to clients around the world with his main focus in the Middle East region.

Mr. Amin also provides management services for cooperation agreements between international companies and their Middle Eastern agents or partners.  These services include technical support, proposals, preparation, project management, operation and maintenance, sales and marketing and financial reporting.

Mr. Amin is also a University graduate in Environmental Engineering, Masters of Science in Environmental Engineering, Fresno State University, CA , USA.

Zuhier Ahmed Zahran, age 53

Zuhier Ahmed Zahran earned his Bachelor of Science in Civil Engineering from Nottingham University, England. Since 1987 he has been president of Zuhier Ahmed Zahran & Co., a contracting company and president of the Aluminum Manufacturers & Technicians Factory (Alumatec). From 1980 to 1987 he worked with Fast Contracting Company in various position including project engineer (1980 – 1981); project manager (1982 – 1983), Riyadh area manager (1984 – 1985) and construction manager (1985 - 1987).

Mr. Zahran is also a partner in the Jordanian Saudi Food Services Company, Jordan, Newtek, an electromechanical company in Saudi Arabia, Aluminum Company Ltd. S.A.R.L. in Lebanon, Team Time Company, a labor recruitment company in Saudi Arabia and Chairman of Square Meter Company, a property development company in Saudi Arabia.

There have been no other transactions between our company and Mr. Amin or Mr. Zahran since the beginning of our last fiscal year or any currently proposed transactions, in which we are, or plan to be, a participant and the amount involved exceeds $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There are no family relationships between any of the directors and officers described in the preceding disclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSHAFT WATER TECHNOLOGY, INC.

/s/ Walter J. Zurawick Jr.
Walter J. Zurawick Jr.
President and Director

Date: July 24, 2012